UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 26, 2021
WORKHORSE GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37673	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Commerce Drive, Loveland, Ohio 45140
(Address of principal executive offices) (zip code)
(513) 360-4704
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	WKHS	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On July 25, 2021, Workhorse Group Inc. (the “Company”) entered into an Employment Agreement with Richard Dauch, pursuant to which he will become Chief Executive Officer and a member of the Board of Directors of the Company (the “Employment Agreement”), effective August 2, 2021. Mr. Dauch joins the Company with nearly 30 years of experience in the automotive and manufacturing industries, including most recently as the Chief Executive Officer of the publicly traded automotive supplier firm, Delphi Technologies (NYSE: DLPH). Previously, Mr. Dauch served as the President and CEO of Accuride Corporation from 2011 to 2019 and Acument Global Technologies from 2008 to 2011, in various executive roles at American Axle & Manufacturing from 1995 to 2008 and United Technologies from 1992 to 1995 and as an officer in the United States Army from 1983 to 1990. Mr. Dauch attended the United States Military Academy at West Point, where he graduated with a bachelor’s of science degree in engineering, and the Massachusetts Institute of Technology, where he graduated with a dual master’s of science in engineering and management.

The Employment Agreement provides for Mr. Dauch to receive a base salary of $1 million per year and a signing bonus of 500,000 shares of restricted stock and $3 million in stock options, each of which vests biannually over a 3-year period. Mr. Dauch is also eligible for an annual cash bonus, with the target at 125% of his base salary and annual equity awards under the long term equity incentive plan (“LTIP”), with a target at 500% of his base salary, each based on the Company’s attainment of certain performance metrics. Mr. Dauch is eligible for severance of up to 2 times his base salary and 1.5 times his target annual bonus, acceleration of LTIP equity awards for one year post-termination date, and $54,000 lump sum for health care and life insurance premiums in the event of termination without cause or upon the good reason of Mr. Dauch or up to 3 times base salary, 3 times target annual bonus at 100% of annual target, accelerated vesting of all time-based vested equity awards, accelerated vesting of all performance-based equity awards prorated based on the then level of attainment of the performance metrics, and a $54,000 lump sum for health care costs and premiums in the event of termination without cause or upon the good reason of Mr. Dauch following a change of control.

On July 26, 2021, the Company and Duane Hughes mutually agreed that Mr. Hughes would no longer continue as a member of the Board of Directors and as Chief Executive Officer and President of the Company, effective August 2, 2021. Mr. Hughes’s departure from the Board of Directors of the Company is not as a result of a disagreement or dispute with the Company. In connection with his departure from the Company, Mr. Hughes will receive severance payments totaling $855,000 and certain other benefits. The Company intends to retain Mr. Hughes in certain transitional capacities through September 30, 2021 on terms that are currently being finalized.

The foregoing summary and description of the Employment Agreement are not and do not purport to be complete and are subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed as exhibit 10.1 is incorporated herein by reference.

Item 7.01.    Regulation FD Disclosure.

On July 29, 2021, the Company issued a press release about the hiring of Mr. Dauch and the departure of Mr. Hughes. The press release also provides that the Company is withdrawing previously stated guidance. The press release is furnished as exhibit 7.01 and incorporated by reference herein.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking statements that involve a number of risks and uncertainties. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s reports filed with the Securities and Exchange Commission.

Item 9.01.    Exhibits.

Exhibit No.	Description
10.1	Employment Agreement of Richard Dauch
7.01	Press Release, dated July 29, 2021
104	Cover page from this Current Report on Form 8-K, formatted as Inline XBRL
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: July 29, 2021	By:	/s/ Steve Schrader
	Name: Title:	Steve Schrader Chief Financial Officer

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